Exhibit 10.42

Description of Benefit Arrangement for John W. Creighton, Jr.

Temporary Living Expenses

For a period not to exceed one year from the employment date, John W. Creighton, Jr., Chief Executive Officer of UAL Corporation, is entitled to temporary living expenses while working at United's headquarters in Chicago, Illinois including the cost of a temporary residence (not to exceed $3,000 per month), a company car for business use and a per diem allowance of $46 per day.

Office Space Reimbursement

United provides Mr. Creighton with office space located in the vicinity of his personal residence in Seattle, Washington to be used primarily for United business while he is staying at his personal residence.  Reimbursement is limited to $3,000 per month.